                                                                  EXHIBIT 10.6

                  EMPLOYMENT AGREEMENT FOR DR. GILLES CLOUTIER

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of April, 2001 (the "Effective Date"), by and among MoliChem Medicines, Inc., a Delaware corporation ("MLCM") with its mailing address at 207 South Elliott Road, PMB No. 231, Chapel Hill, North Carolina 27514, MoliChem R&D, Inc., a North Carolina corporation (the "Company") with its mailing address at 207 South Elliott Road, PMB No. 231, Chapel Hill, North Carolina 27514 and Dr. Gilles Cloutier, an individual residing at 100 Chestnut Road, Chapel Hill, North Carolina 27514 ("Employee"). MLCM, the Company and Employee may be referred to herein collectively as the "Parties" and individually as a "Party".

                                    RECITALS

         A. The Company wishes to employ Employee and Employee desires to be employed by the Company in a position of trust and confidence to aid the Company in its business; and

         B. Prior to employment of Employee, as a condition of employment, and as part of the initial financial compensation established for Employee, the parties wish to establish the terms of employment and their respective rights in and to use certain proprietary and confidential information and intellectual property, and to enter into an understanding regarding the use of the Company's assets, information and goodwill to compete with the Company; and

         C. The Company has informed Employee that entering into this Agreement is a condition of initial employment and the Company would not employ Employee unless Employee agreed to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

         1. Term. The employment created by this Agreement shall be for a two
(2) year term beginning on the Effective Date (the "Term"), and shall automatically renew for additional one (1) year periods upon the anniversary date of the initial term and each renewal term, subject, however, to earlier termination as provided in Section 8 below.

         2. Duties. Employee is initially engaged to act in the capacity of Chief Business Officer, subject to change as appropriate to the needs of the Company. Employee's duties and powers as Chief Business Officer shall be determined from time to time by the Board of Directors of the Company. The Company and Employee understand and agree that Employee is a part-time employee and is obligated to provide the Company with a minimum of two (2) days of service per week. Employee may perform his duties at the Company facilities, the Employee's home offices (located in both Employee's permanent and temporary residences) or any other remote location mutually agreed upon by Employee and Company.



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          3. Base Compensation. Subject to the terms and conditions of this
Agreement, as partial compensation for services rendered and Employee's covenants and agreements under this Agreement, the Company shall pay to Employee a base salary of ninety thousand dollars ($90,000) per year, payable in accordance with the Company's standard practices. All applicable federal and state taxes and other governmental assessments shall be deducted from Employee's salary, as required by law.

          4. Additional Compensation. In addition to the compensation specified in Section 3 above, Employee shall have the opportunity to earn an annual bonus in the amount of twenty percent (20%) of base compensation and shall be eligible for other incentive compensation payments, in accordance with such plans as may be adopted by the Board of Directors of the Company.

          5. Options. In addition to the compensation under Sections 3 and 4 above, Employee shall be awarded a fully vested option for three hundred fifty thousand (350,000) shares of the common stock of MLCM at a purchase price of one dollar and fifty cents ($1.50) per share pursuant to the Option Agreement in the form of Exhibit A.

         6.       Benefit Plans.

                  A. Personal Leave. Employee shall be entitled to six (6) days (or an equivalent of three weeks of service) of paid personal leave per calendar year, which shall accrue at the rate of one and one-half (1.5) days per quarter. Vacation days not used in one calendar year shall not carry over to the following calendar year. No compensation shall be due for unused vacation days that do not carry over.

                  B. Sick Leave. Employee shall be entitled to four (4) days of sick or personal leave each calendar year, which shall accrue at the rate of one
(1) day per quarter. Sick leave may be used with respect to illness of Employee or to attend to illness of any member of Employee's immediate family who resides with Employee. No payment shall be made for unused sick and personal leave upon termination of Employee's employment.

                  C. Leave Policies. The Company may at its sole option change its vacation or sick and personal leave policy by providing a new policy in writing to Employee and specifically referencing it as an amendment to this Agreement, such amendment to be prospective only.

                  D. Holidays. Employee shall be entitled to such paid holidays as are provided to other employees of the Company.

                  E. Insurance. The Company shall make available, at Employee's expense, the standard health, life and disability coverage provided to other employees, which coverage may vary from time to time or may be eliminated provided that Employee is treated the same as other employees similarly situated.

                  F. Other Benefits. Employee shall be entitled to participate in any other group benefit plans or arrangements made available to the Company's Employees in the future, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and


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arrangements. Nothing paid to Employee under any plan or arrangement shall be deemed to be in lieu of compensation payable to Employee pursuant to Section 3. Notwithstanding the foregoing, Employee shall not be entitled to such benefit if the benefit provided does not provide such coverage to part-time employees working the amount of time as Employee, and the Company is not reasonably able to obtain, at comparable cost, another benefit provider.

         7. Expenses. The Company shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties provided that Employee complies with the Company's policies concerning reimbursement for such expenses.

         8. Termination.

                  A. Employee may terminate his employment at any time upon giving one (1) month's prior written notice to the Company.

                  B. The Company may terminate Employee at any time for any reason upon one (1) month's prior written notice to Employee.

                  C. In the event, (i) Company terminates Employee pursuant to
Section 8.b., (ii) the Employee terminates his employment as a result of his title or duties being materially diminished, other than for good cause, or (iii) Employee's position is eliminated as a result of a "change of control" (as defined below), Employee shall be entitled to a severance payment in the amount of six (6) months salary to be paid in regular monthly installments.

         For the purpose of this Agreement, "change of control" shall be deemed to have occurred when, as a result of any merger, consolidation, reorganization or other similar event, the shareholders of Company immediately prior to such event own less than fifty percent (50%) of the outstanding securities of the resulting entity immediately after such event.

                  D. The Company may terminate Employee immediately and without payment of severance upon the happening of the following:

                           (i) Disability. In the event that (i) Employee is
totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect at such time, or (ii) if no such plan is in effect, Employee is unable to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for ninety (90) consecutive days, this Agreement may be terminated by the Company, and the Company shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee shall continue to be compensated as provided in
Section 3 of this Agreement during such 90-day period and until termination under this Section, and provided further, that Employee will be entitled to receive the payments prescribed under any disability benefits plan in which Employee was participating.


                           (ii) Death. In the event that Employee dies during
the Term, the Company shall pay to his executors, legal representatives or administrators an amount equal to the remaining installment of Employee's compensation set forth in Section 3 hereof for the month in which



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Employee dies, and thereafter the Company shall have no further liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee; provided, however, that Employee's heirs, legal representatives or administrators will be entitled to receive the payments prescribed under any death or disability benefits plan of the Company in which Employee was participating.

                           (iii) Cause. Nothing in this Agreement shall be
construed to prevent Employee's termination by the Company at any time for "cause". For purposes of this Agreement, "cause" shall mean (i) the failure of Employee to perform or observe (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, (ii) dishonesty or misconduct on the part of Employee that is or is reasonably likely to be materially damaging or materially detrimental to the business of the Company, (iii) conviction of a felony, (iv) failure to comply with the reasonable directions of the Board of Directors or officers of the Company in a way that is materially damaging or materially detrimental to the business of the Company, or (v) failure to perform his material duties under this Agreement due to abuse of alcohol or drugs. Prior to terminating this Agreement on account of Employee's failure to perform or observe any of the material terms and conditions of this Agreement (as described in clauses (i), (iv) or (v) of the preceding sentence), the Company shall give Employee thirty (30) days' written notice and an opportunity to cure such failure to the satisfaction of the Company. Upon termination for cause, the Company shall pay to Employee all sums due Employee through the date of such termination. Following such termination, the Company shall have no further duty or obligation to Employee.

                  D. Notwithstanding any such termination, the obligations and restrictions imposed on the Employee pursuant to Sections 9 through 14 and Sections 21, 22, 23 and 27 shall survive termination of this Agreement and shall exist in accordance with the terms of those Sections.

          9. Confidential Information. Employee may gain access to or knowledge of information about the Company that is not generally known or available to the public ("Confidential Information"). Such information may include trade secrets, research, development, client information, marketing plans, contractual arrangements, personnel records, finances, and client lists. Employee will not disclose any Confidential Information during or after the term of this Agreement to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or use such information except as directed or authorized by the Company. All Confidential Information remains the property of the Company and no license or other rights to Confidential Information is granted hereby. On demand of the Company, at any time, Employee shall immediately deliver all printed or written Confidential Information to the Company.

                  The following information shall not be deemed part of the Confidential Information: (1) that was in the public domain at the time of disclosure by the Company to the Employee; or (2) that entered the public domain through no fault of Employee subsequent to the time of disclosure by the Company to Employee; or (3) that was in the Employee's possession free of any obligation of confidence at the time of disclosure by the Company; or (4) that was rightfully communicated by a third party to Employee free of any obligation of confidence subsequent to the time of disclosure by the Company to Employee; or
(5) that is deemed not confidential by the Board of Directors of the Company or is not confidential under any confidentiality policies adopted by the Board of Directors of the Company.



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          10. Ownership of Confidential Information and Work Product. Except as
limited by this Section, Employee agrees that all Confidential Information and all other work product of any type or nature created by Employee or resulting from work performed by Employee for the Company, using the Company's facilities, equipment, supplies or other property, during business hours, or related to the Company's Business (defined below), even if not Confidential Information (such Confidential Information and work product being defined as "Work Product"), shall belong to the Company exclusively and without any additional compensation to Employee. Employee agrees that any original copyrightable Work Product shall be considered as "works made for hire," and that the Company shall be deemed the author thereof, provided that to the extent such Work Product is determined not to constitute "works made for hire" as a matter of law, Employee hereby irrevocably assigns and transfers to the Company all rights in and to such Work Product. For the purpose of this Agreement, it is understood by Employee that the "Company's Business" includes, without limitation, development and commercialization of treatments for respiratory diseases, including but not limited to cystic fibrosis, chronic obstructive pulmonary disorders, tuberculosis, chronic bronchitis and related diseases and treatment of sepsis, ARDS and related diseases. Any notification of Employee by the Company, oral or written, or any reasonable knowledge on the part of Employee that the Company's Business includes other specific aspects shall expand Employee's obligations under this Agreement to include those additional aspects of the Company's Business.

         Upon request Employee will execute any instrument required to vest in the Company complete title and ownership to all Work Product, and will, at the request and expense of the Company, execute any instruments necessary to obtain legal protection in the United States and foreign countries for all Work Product and for the purpose of vesting title thereto in the Company, or its nominee, all without any additional compensation of any kind to Employee.

         11. Disclosure to the Company. Upon the conception of any Work Product by Employee (either solely or in conjunction with others) and without waiting to perfect or complete it, Employee promises and agrees immediately to fully disclose to an officer of the Company, and to no one else, and thereafter to treat the Work Product as the property and secret of the Company. This shall include Work Product made, conceived or reduced to practice after the term of Employee's employment but which belong to the Company pursuant to Sections 10 and 18. Upon request Employee will reduce any concept in the Work Product to writing and deliver all copies of the writing to the President of the Company, or if Employee is the President of the Company, such copies shall be delivered to the Secretary of the Company. These obligations shall continue beyond the termination of employment with respect to Work Product conceived or made during the period of employment.

         12. Collaboration. Employee warrants that Employee will disclose the participation of any other person in any of Employee's work for the Company. Absent such disclosure, Employee warrants that all work performed by Employee will be Employee's own and that no other person shall have any right, title, or interest in any work submitted to the Company.

         13. Records. Employee agrees that Employee will keep and maintain adequate and current written records of all Work Product created by Employee. All written records relating to any Work Product, whether in the form of notes, data, reference materials, sketches, drawings,



                                      E-59
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memoranda, correspondence, blueprints, manuals, letters, notebooks, reports, flowcharts, programs, proposals, or any other form, and whether in written, electronic or other media, concerning the Company's Business or incorporating or reflecting any of the Work Product, shall be and remain the property of and available to the Company at all times, and shall be delivered to the Company on demand or upon Employee leaving the Company's service. The Company may, at any time and without notice to Employee, take possession of such records regardless of their location, including Employee's files, desk, computer or other areas under the control of the Company.

         14. Assistance After Employment. Employee agrees that if, subsequent to Employee's employment by the Company, his assistance is needed in regard to securing, defending, or enforcing any patent or copyright of which Employee is an inventor, co-inventor, author or co-author Employee shall provide requested assistance and the Company shall pay reasonable compensation for his time at a rate to be agreed upon but not higher than 150% of the last salary rate paid to Employee by the Company during his employment, together with full reimbursement of reasonable and necessary directly-related expenses.

         15. Third-Party Obligations. Employee acknowledges that the Company from time to time may have agreements with other person or entities or with government or other agencies that impose obligations or restrictions on the Company regarding Inventions, Confidential Information or Work Product created by Employee or the Company during the course of work thereunder, or regarding the confidential nature of the work or confidential information of the third party disclosed during or used as part of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

         16. Notices. Any notices to be given hereunder by either Party to the other may be effected in writing either by personal delivery, via telefacsimile or by mail, registered or certified, postage prepaid with return receipt requested to the addresses set forth above, provided however, each Party may change the address by written notice in accordance with this Section 16. Notices delivered personally or by telecopier (with answerback received) shall be deemed communicated as of actual receipt mailed notices shall be deemed communicated as of three days after mailing.

         17. Noncompetition. Employee agrees that during the term of this Agreement and for a period of one (1) year after the last payment from the Company to Employee has been delivered, Employee will not, without the prior written consent of the Company (which consent may be withheld for any reason), provide services, within the United States and in locations where Company customers are located, substantially similar to the services to be provided by Employee under this Agreement to any person or entity engaged in a business which is substantially similar to the Company's Business, or which can reasonably be expected to compete with the Company's Business. Notwithstanding anything herein which may be construed to the contrary, Employee shall be free to use and employ Employee's general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills gained or learned during the course of providing the services hereunder, so long as Employee acquires and applies this information without disclosure of any Confidential Information of the Company and without violating the terms of this Section 17. The term of this noncompetition covenant shall be tolled during any period of actual competition by the Employee and/or any period of litigation required to enforce the Employee's obligations under this Agreement. The Company acknowledges



                                      E-60
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that the Employee is a part-time employee of United Therapeutics Corporation and
Northern Therapeutics Corporation, and the Company agrees that Employee's work for such companies, as of the Effective Date, does not fall within the scope of services that competes with the Company's Business; provided however, in the event the scope of the services provided by Employee to such companies or the scope of the Company's Business change such that the services provided by Employee to such companies or other third parties compete with the Company's Business, the provision of this Paragraph with respect to noncompetition will apply and may be enforced by the Company.

         18. Warranty by Employee. Employee represents and warrants that his performance of all terms under this Agreement does not result in a breach of any duty owed by Employee to another, under contract or otherwise, or violate any confidence of another. Employee agrees not to disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any of the Employee's previous employers or others. Employee warrants that Employee has executed no prior noncompetition, nondisclosure or confidentiality agreements that would in any way interfere with his work for or employment by the Company. Employee agrees to notify the Company in writing before Employee makes any disclosure to or performs any work on behalf of the Company which appears to threaten or conflict with any proprietary right Employee claims in any Work Product and in the event of Employee's failure to give such notice, Employee shall make no claim against the Company with respect to any such Work Product.

         19. Exit Interview. Employee agrees that upon termination of Employee's employment for any reason, Employee shall participate in an exit interview with Company personnel. At or prior to the time of this interview Employee shall deliver to the Company all notes, data, reference materials, sketches, drawings, memoranda, correspondence, manuals, letters, notebooks, reports, programs, proposals, or any other documents, whether in written, electronic or other media, concerning the Company's Business or incorporating or reflecting any of the Confidential Information or Work Product. Employee agrees that, upon request, Employee will execute a sworn statement that Employee has complied with the terms of this Section, and that should Employee fail to execute such a statement the Company may withhold any and all amounts due to Employee for any reason, except minimum compensation required by law.

         20. Extraordinary Relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing all remedies available to the Company for breach of this Agreement. Employee recognizes and agrees that because of the unique nature of the Confidential Information and the competitive position of the Company his breach of this Agreement will irreparably injure the Company, for which the Company could not adequately be compensated by remedies at law. Should Employee at any time reveal or use for the benefit of other than the Company or threaten to so reveal or use any Confidential Information in violation of Section 9, or during any restricted period violate or threaten to violate any of the restrictions in Section 17, the Company shall be entitled to an injunction restraining Employee from doing or continuing to do or performing any such acts, and Employee hereby consents to the issuance of such injunction against Employee. Employee further agrees to waive any bond requirement that may arise if the Company is forced to seek injunctive relief to enforce the terms of this Agreement.



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         21. Accounting for Profits; Indemnification. Employee covenants and agrees that if Employee shall violate any of Employee's covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which Employee directly or indirectly shall have realized or may realize relating to, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement. Employee hereby agrees to defend, indemnify and hold harmless the Company against and in respect of: (i) any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by Employee of any warranty, covenant or agreement made or contained in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, payments, costs and expenses (including reasonable attorneys' fees) incident to the foregoing.

         22. Successor Employers. Employee hereby authorizes the Company to provide a copy of this Agreement, including any Exhibits, to any and all future employers, and to notify any and all future employers that the Company intends to exercise its legal rights arising out of or in conjunction with the Agreement and/or any breach or any inducement of breach of it.

         23. Reasonableness and Enforceability. EMPLOYEE HAS READ AND CAREFULLY CONSIDERED THE TERMS OF THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONTACT EMPLOYEE'S OWN LEGAL COUNSEL TO ADVISE EMPLOYEE REGARDING THE TERMS OF THIS AGREEMENT, AND EMPLOYEE NOW AGREES THAT THE TERMS OF THIS AGREEMENT ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTEREST OF THE COMPANY AND ITS MEMBERS. EMPLOYEE FURTHER AGREES THAT THE RESTRICTIONS AND COVENANTS OF THIS AGREEMENT WILL NOT IMPAIR THE ABILITY OF EMPLOYEE TO SECURE EMPLOYMENT SO AS TO BE ABLE TO MAKE A REASONABLE LIVING. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise. Failure of the Company to enforce at any time or for any period of time any of the conditions or covenants of this Agreement shall not be construed as a waiver of such provisions or of the right of the Company to enforce subsequent breaches of the same or other conditions and covenants, unless such permanent waiver is provided to Employee in writing and signed by the President of the Company or, if Employee is the President of the Company, such writing is to be signed by the Secretary of the Company.

         24. Reformation/Severability of Agreement. If any provision of this Agreement shall for any reason be adjudged by any court of competent jurisdiction or arbiter to be illegal, invalid or otherwise unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. The invalid or unenforceable provision shall be reformed so that each party shall have the obligation to perform reasonably alternatively to give the other party the benefit of its bargain. In the event the invalid or unenforceable provision cannot be reformed, the other provisions or applications of this Agreement shall be given full effect, and the invalid or unenforceable provision shall be deemed struck.


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         25. Construction of Terms. Any reference herein to the masculine shall include the feminine or neuter, and any reference herein to the singular or plural may be construed as plural or singular wherever the context requires.

         26. Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including without limitation any entity which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. Employee may not assign any of his obligations under this Agreement.

         27. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of North Carolina applicable to contracts between residents of North Carolina which are wholly executed and performed in North Carolina. Any lawsuit brought under the terms of this Agreement shall have exclusive venue in the state and federal courts of Orange County, North Carolina; provided, however, that with respect to any proceeding for injunctive relief the Company may, at its option, bring the proceeding before a court where Employee resides at the time of such proceeding.

         28. Merger. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof; and supersedes and replaces any oral or written communications and any undertakings otherwise made between the parties relating to the subject matter. Except as specified in Section 24, no changes, modifications, or amendments of any terms and conditions of this Agreement are valid or binding unless agreed to in a writing signed by Employee and the President of the Company or, if Employee is the President or the Secretary of the Company.

         This Agreement is effective as of the date first above written and is executed in duplicate originals.

                         [Signatures on following page]



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MOLICHEM MEDICINES, INC.                    MOLICHEM R&D, INC.


By: ______________________________          By:_______________________________
         President                                   President

                                            EMPLOYEE:

                                            ----------------------------------
                                            Dr. Gilles Cloutier


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